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                                                                   EXHIBIT 10.93

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                                STATEMENT OF WORK
                    FLIGHT CREW SYSTEMS DEVELOPMENT CONTRACT

1.0      INTRODUCTION

         Section 1.0 of this statement of work defines the overall scope of work and provides a summary of the technical support effort. Section 2.0 provides detailed descriptions of the technical support requirements for each major function to be performed. Section 3.0 defines functions which are general in nature and are considered common to all major functional areas.

         1.1      SCOPE

                  The Flight Crew Systems Development Contract (FCSDC) Contract statement of work provides for support services to all elements of the Flight Crew Support Division, and peripherally to other Space and Life Sciences Directorate elements for related functions. This involves providing non-personal services support including management, technical and administrative manpower, and, as required, facilities, equipment and material necessary for accomplishing this support function. These requirements apply to all current and future programs involving the Flight Crew Support Division of the Johnson Space Center.

                  The activities to be supported are located at and near the NASA Johnson Space Center (JSC) in Houston, Texas, and at the Marshall Space Flight Center in Huntsville, Alabama. Technical support activities are currently performed in the following JSC buildings: J9A/J9B, Mockup and Integration Laboratory; J29, Weightless Environment Training Facility, Anthropometric and Biomechanics Laboratory; J32E/J32T, Mockup and Trainer Support Shop; J220, Mockup Assembly and Support Area; J15, Optics and 70mm Camera Laboratory, Engineering Design Support Laboratory, Electronic Still Camera Laboratory, Laser Anthropometric Mapping System Facility, Computer Facility, Graphics Analysis Facility, Remote Operation Interaction Laboratory; J17, Hygiene and Housekeeping Systems Development Laboratory, Tools and Diagnostics Laboratory, Small Format Camera Laboratory, Human Computer Interaction Laboratory, Food Systems Engineering Facility. Some engineering and management support personnel are currently housed onsite. Offsite facilities may be required for support activities consisting of technical interchange, planning and management activities, research planning, performance and analysis, project management, design/drafting, Crew Compartment Configuration Drawing production and archival, Decal Laboratory and Lighting Laboratory operations, warehousing for temporary storage of mockups and training articles, and secured (bonded) storage for flight hardware components and materials and mission logistics hardware complements. Federal Information Processing (FIP) resources and users requiring support are located in all of these buildings and facilities. Technical support activities performed at the Marshall Space Flight Center will be housed onsite at that installation.


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         1.2      SUMMARY DESCRIPTION

                  The engineering, scientific, analytical, test and evaluation, integration and operations support capabilities of the Flight Crew Support Division provide a broad multi-disciplinary technical resource which supports technical requirements from organizations both within and outside the Johnson Space Center. These include elements internal to the Space and Life Sciences Directorate, the Engineering Directorate, the Mission Operations Directorate, the Flight Crew Operations Directorate, the Program Offices, the New Initiatives Office, the Public Affairs Office, other NASA centers, international partners/organizations, other agencies, the scientific community, professional societies and commercial industries. Technical and schedule requirements are provided by sponsoring organizations, and are sensitive to such factors as program modifications, test and evaluation anomalies, technology changes and flight schedules. Work is initiated and authorized through a system of Action Memoranda (AM's) and Project Work Sheets (PWS's) specifically approved by contract technical management personnel.

                  In support of the requirements defined by this statement of work the contractor shall be required to provide functions ranging from hands-on maintenance and operations tasks to end-to-end research and engineering associated with requirements definition and application to major systems projects. Typically these requirements include activities in the following areas: engineering; design; development; fabrication; test and evaluation; scientific research and analysis; engineering analysis; data acquisition; documentation and publication; project management and coordination; systems/mission integration; mission logistics support; real-time mission support; facility development and operation; software systems development and implementation; programming; maintenance of laboratories and facilities and associated equipment; technical interchange of scientific and engineering information; and the definition, acquisition, installation, test, and verification of components, flight hardware and certification hardware, instrumentation, equipment, mockups and trainers, test articles, and FIP hardware/software systems and services. Much of the work is experimental in nature and some hazardous operations are involved. More detailed descriptions of requirements and contractor support functions are provided in the following sections of this statement of work.

2.0      SUPPORT TASKS

         2.1      FLIGHT HARDWARE DEVELOPMENT AND PROVISIONING

                  This support requirement encompasses the various functions involved in developing and provisioning flight hardware in support of current and future NASA programs. This hardware includes flight crew equipment, experiments and payload related systems or subsystems. The functions include the various phases of design, from the preliminary and conceptual stage, through the detailed engineering drawing production for fabrication. Also included are the tasks of fabrication and testing. Coupled with testing is hardware qualification, including generation of specifications and associated documentation. Integration of the developed system or subsystem into its use


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location, and post-use analysis of performance are included in these functions.
The following are descriptions of the support activities to be performed by the contractor to meet this requirement. Flight Program/Project requirements are defined by JSC 17038E, NSTS 21096, and JSC 31040.

         2.1.1 ENGINEERING AND TECHNICAL SUPPORT FOR FLIGHT HARDWARE DESIGN, DEVELOPMENT, TEST AND EVALUATION (DDT&E)

         The contractor shall provide engineering manpower and materials necessary to support flight hardware DDT&E. All disciplines of engineering will be required for proper project implementation. This includes the tasks of concept development, performing engineering studies and technical analyses, design of components and subsystems, production of prototypes and test articles, manufacture and procurement of components and subsystems, testing and certification of flight hardware, interface definition and implementation, production and maintenance of documentation, configuration management, mission logistics support, sustaining engineering and subsystem management support, real time mission support, evaluation of flight hardware and test hardware performance, and anomaly resolutions. Generation of detailed engineering and fabrication drawings is required. The contractor shall furnish the required expertise in materials and processes, test procedures, certification and documentation, and accepted practices for integration of flight hardware into a flight vehicle or planetary surface element.

                  2.1.1.1  Design and Engineering Drawings

         Experienced design engineering support in the disciplines of mechanical, electrical/electronic, structural, thermodynamics, vibration/acoustical, materials, industrial and computer/microchip design is required to perform this task. Design draftsmen which are well versed in both manual drafting as well as the use of Computer Aided Design (CAD) equipment shall be provided. The quality control of engineering drawings requires that drawing checking capabilities be provided, using experienced personnel who can ensure all requirements are met. All drawings shall be prepared in accordance with JSCM 8500 and DOD-STD-100C, and all flight hardware engineering drawings shall be released through the JSC Engineering Drawing Control Center.

                  2.1.1.2  Engineering Studies, Analyses and Tradeoffs

         The contractor shall provide qualified manpower and materials for the performance of in-depth engineering studies, analysis, and trade studies. These studies may require hardware testing, documentation research, and the use of recognized experts to prepare recommendations for specific courses of action. Analyses of test data, statistical data, and documentation surveys shall also be provided. Engineering tradeoffs performed by competent personnel shall be performed to establish design concepts and configurations.


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                  2.1.1.3  Fabrication and Evaluation of Prototypes

         The contractor shall provide the technical support and material necessary to produce and evaluate prototypes of flight equipment. These evaluations will examine weight, power, volume, reliability, ease of manufacture, crew interface, stowage, ground and on-orbit maintenance and repair, and cost. The support for this requirement requires shop facilities with wood, plastic, metal, electrical/electronics, and fabric capabilities, and qualified technicians who can work in close communications with design engineers to construct or modify prototype items.

                  2.1.1.4  Production/Maintenance of Hardware Documentation

         The contractor shall provide qualified manpower and materials to support hardware documentation requirements for current and future space programs. Tasks include the preparation, coordination, and presentation of Safety Analysis Reports (SAR) and Hazard Reports (HR). A documentation tracking system is required that provides current configuration information as well as historical background on the evolution of approved changes.

                  2.1.1.5  Manufacture/Production of Flight and Test Hardware

         The contractor shall provide qualified manpower and materials to produce and procure components and subsystems qualifiable for use as space flight or test hardware. All procured materials and components shall be purchased with necessary proof of quality according to NASA flight hardware procurement requirements. Materials and component storage shall be provided in accordance with NASA flight hardware storage and control requirements. The provisioning of flight hardware shall be in compliance with NASA SR&QA requirements, as defined in the appropriate paragraphs of section 3.6 of this SOW.

                  2.1.1.6  Test and Flight Certification

         The contractor shall provide qualified manpower and materials to prepare test plans, staff necessary test facilities, provide required test fixtures, prepare test schedules, gain NASA approval of proposed test plans and procedures and conduct/monitor tests to obtain performance and certification data from hardware components and subsystems. Test results shall be documented and formal presentations made to gain final flight certification of hardware designs.

                  2.1.1.7  Mission Logistics Support

         The contractor shall provide qualified manpower and materials to support mission logistics operations for flight hardware. This function includes providing bonded storage for staging and/or storing, and mission hardware preparation and delivery to a prepacking facility and/or launch site or vehicle installation. Examples include camera film loading, battery testing, camera lens adjustment, pre-launch flight crew food monitoring, and preparation of ancillary flight crew equipment. Additionally, the mission logistics support requires downloading flight equipment upon completion of mission


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usage, including landing site standard film retrieval. The contractor shall provide for replenishment of consumable, expendables, and spare parts, and shall support the repair, modification, and refurbishment of flight hardware.

                  2.1.1.8  Subsystem Management Technical Support

         The contractor shall provide qualified manpower and materials to support man-systems subsystem managers in the performance of engineering and integration functions, and to ensure all relevant requirements are met by developers and suppliers of flight hardware. Contractor personnel shall technically represent the man-systems subsystems managers in support of such programmatic activities as preliminary design reviews, critical design reviews, planning sessions, panel and board meetings, hardware testing, flight equipment installation and removal, post mission debriefings and hardware performance analyses.

                  2.1.1.9  Real Time Mission Support

         The contractor shall provide qualified manpower and materials to support flight operations during missions. Support personnel are required to have in-depth knowledge of Flight Crew Support Division hardware manifested for a given mission. The purpose of this activity is to maintain a presence in mission evaluation facilities to monitor crew activities and man-systems hardware performance, to make informed recommendations for changes to flight activities in the event of inflight problems or contingencies, and to technically support inflight anomaly resolutions.

                  2.1.1.10 Man-Systems Hardware Performance Evaluation/Anomaly
                           Resolution

         The contractor shall provide qualified manpower and materials to participate in tests, analysis, and mission and crew debriefings, in order to identify the causes for abnormal man-systems hardware performance, recommend corrective actions when required, and assist in properly documenting all events and communicating them to Flight Crew Support Division managers, subsystem managers, and other elements within NASA/JSC.

         2.1.2 TECHNICAL SUPPORT FOR RESEARCH AND DEVELOPMENT (R&D) AND LABORATORY OPERATIONS

         The Flight Crew Support Division performs significant R&D in support of flight hardware development and provisioning. These activities are primarily associated with subsystems involving flight crew equipment and accommodations, such as food, clothing, personal hygiene, housekeeping and trash management, tools and diagnostic equipment, restraints and mobility aids, off duty activities equipment, photographic and electronic imaging equipment, and decals and nomenclature placards. Several laboratories and facilities are operated to accommodate these R&D activities and to support other flight equipment DDT&E functions, including components and subsystems test and checkout, assembly and make-ready, and performance evaluation and anomaly resolutions. The contractor shall provide qualified manpower and material to operate and


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technically support these facilities and perform these multifunctional activities for spaceflight and planetary surface program requirements.

                  2.1.2.1  Food Systems Engineering Facility

         The contractor shall be responsible for operating and supporting the NASA Food Systems Engineering Facility. This facility supports flight food definition and evaluation and space food packaging design and development. This facility develops and maintains all specifications and standards used in the production of flight food. Inflight menus, and preflight menus for crew health stabilization and maintenance are produced by this facility. Space food packaging includes the design and development of complete new systems as well as modifications to existing food systems. Design and development of the associated packaging production equipment is also the responsibility of this facility. Food research and development activities include extension of shelf life by formulation and packaging technologies, new preservation and processing techniques, and improvement in organoleptic qualities.

                  2.1.2.2  Hygiene and Housekeeping Systems Development
                           Laboratory

         The contractor shall be responsible for operating and supporting the NASA Hygiene and Housekeeping Systems Development Laboratory. This laboratory supports research and development, and training of personal hygiene and housekeeping systems and techniques for maintaining crewmember cleanliness and a satisfactory living environment while assuring materials and, subsystems compatibility with the environmental control systems. Some typical components and subsystems include cleansing agents (soaps, detergents), personal grooming devices, trash management equipment (vacuum cleaners, trash compactors), and miscellaneous soft goods (biocides and wipes).

                  2.1.2.3  Tools and Diagnostics Laboratory

         The contractor be responsible for operating and supporting the NASA Tools and Diagnostics Laboratory. This laboratory supports research and development of tools and inflight maintenance items intended for on-orbit or planetary surface usage by the flight crews for maintenance and repair functions.

                  2.1.2.4  Optics and Film Camera Laboratories

         The contractor shall be responsible for operating and supporting the NASA photographic systems laboratories, comprised of the Optics and 70mm Camera Laboratory and the Small Format Camera Laboratory. These laboratories support research and development of film camera components and subsystems for spaceflight applications. In addition, DDT&E functions for all manifested missions, including test and checkout, assembly and make-ready, performance evaluation and anomaly resolutions involving film camera flight hardware shall be supported.


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                  2.1.2.5  Electronic Still Camera Laboratory

         The contractor shall be responsible for operating and supporting the NASA Electronic Still Camera Laboratory. This laboratory supports research and development of high resolution digital imaging technologies, including components, subsystems and techniques for image acquisition, storage, transmission (compression and restoration), and reproduction. These emerging technologies will be required for near real-time imagery availability from space exploration and long duration orbital or surface activities.

                  2.1.2.6  Engineering Design Support Laboratory

         The contractor shall be responsible for operating and supporting the NASA Engineering Design Support Laboratory. This laboratory provides design and drafting support to the Flight Crew-Support Division flight hardware development and provisioning activities.

                  2.1.2.7  Decal Laboratory

         The contractor shall be responsible for operating and supporting the NASA Decal Laboratory. This laboratory develops and provides flight qualified decals and placards for all NASA manned spacecraft, and prototype decals and placards for mockups, trainers and engineering evaluations.

                  2.1.2.8  Prototyping Capability

         The contractor shall provide a rapid response prototyping capability. This capability shall include the development and modification of prototype equipment in support of the R&D and DDT&E activities identified in this SOW.

         2.2      CREW STATION INTEGRATION AND HUMAN FACTORS SUPPORT

                  The contractor shall provide the Crew Station Integration and Human Factors support detailed in the following paragraphs.

         2.2.1 DEVELOPMENT AND INTEGRATION OF MANNED SPACECRAFT CREW STATIONS AND HABITATS

         The contractor shall provide qualified technical personnel and materials to support the development and integration of manned spacecraft crew stations. The specific support required in this area is as follows:

         a. Provide technical expertise to aid in the development and integration of manned spacecraft crew stations and habitable volumes.

         b. Assist in the formulation of crew station design requirements and concept design solutions.


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         c. Provide engineering sketches, layouts, and illustrations required to support NASA's technical management of the crew station development and integration.

         d. Provide technical support to the NASA crew station subsystem manager to help review programmatic documentation from a man-systems/crew station integration standpoint; and to aid in the preparation, conducting, and follow-up of Crew Station Reviews (CSR's). CSR support shall include helping prepare the agenda, taking review minutes and action Items, and following up to ensure that action items are closed.

         e. Provide project management support to the Flight Crew Support Division Manager for Space Station, the Flight Crew Support Resident Office Manager at Marshall Space Flight Center, and as required for any future man-systems management office.

         2.2.2 INTEGRATION OF PAYLOADS AND EXPERIMENTS INTO CREW COMPARTMENTS AND HABITATS

         The contractor shall provide qualified technical personnel and materials to support the integration of payloads and experiments into crew compartments and habitats. Specifically, the Contractor shall perform the following:

                  2.2.2.1  Integration Engineering

         a. Support Cargo Integration Reviews, Flight Stowage and Planning Reviews, and other programmatic reviews with integration/compatibility analyses, configuration definition, and stowage/installation status. Formal presentations of these items shall be made to both NASA program and customer management.

         b. Provide support to develop and integrate student experiments selected as part of programs such as the Shuttle Student Involvement Project. This effort requires interpersonal skills, innovation, and multidiscipline design ability to successfully support a wide variety of experiments, students, and sponsors.

                  2.2.2.2  Payload/Crew Station Annex Production/Maintenance

         Provide qualified full time project engineering support for the integration of payloads into crew compartments and habitats, including the preparation, release, and updating of both Annex 6 to the STS Payload Integration Plans and interface control documentation for STS middeck payloads, and applicable documentation for other programs.

         2.2.3    STOWAGE ENGINEERING, INTEGRATION, AND DOCUMENTATION

         The contractor shall provide qualified personnel and materials to establish a suitable stowage configuration and document the stowage and installation of crew compartment or crew-related equipment for manned spacecraft flights. The specific crew compartment configuration support required is as follows:

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         a. Perform the necessary stowage engineering and generate Crew
Compartment Configuration Drawings (CCCD's) for each Shuttle flight to prescribe the arrangements, stowage, and installation of all mission variable equipment within the crew compartment.

         b. Perform the necessary stowage engineering and generate Space Station Stowage and Configuration Control Drawings for each Space Station flight, depicting the internal and external configuration of the Space Station, including the arrangements, stowage, and installation of all mission variable equipment. These drawings will establish and document planned prelaunch, on-orbit and post flight stowage configuration for each flight.

         c. Perform the necessary stowage engineering and generate a Spacelab Configuration Drawing (SLCD) depicting the interior Spacelab configuration and the stowage of loose equipment for JSC managed Spacelab missions.

         d. Provide stowage and interior configuration drawings, as required, to support program development, missions, and reconfiguration.

         e. All formal crew compartment configuration drawings shall be per DoD-STD-100C and JSCM 8500 and shall be released through the JSC Engineering Drawing Control Center.

         f. Technically support the establishment and maintenance of a crew equipment manifest for each Shuttle mission based upon the approved requirements. Support the distribution of the manifest through the Shuttle Level II Baseline Accounting and Retrieval System (BARS).

         g. Support loose equipment stowage reviews and provide real time mission support as required.

         2.2.4    HUMAN ENGINEERING

                  The contractor shall provide qualified technical personnel and materials to support the conduct of space human factors evaluations, research, and standards development. The specific support required is as follows:

                  2.2.4.1  Space Human Factors Research

         a. Define, develop, perform and document applied research to advance the state-of-the-art of space human factors in such areas as spacecraft interiors, surface habitats, crew equipment, workstation interfaces, maintenance and repair, crew workload definition, crew task design, crew timeline analysis, and general habitability enhancement.

         b. Develop, maintain, and update the space human factors Operational Experience Data Base by reviewing the results of past manned missions and participating in real time data collection during ongoing missions and collecting and


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analyzing applicable postflight data through crew debriefings, transcript reviews; and film/photo/TV analyses.

                  2.2.4.2  Space Human Factors Standards

         Maintain and update the current Man-Systems Integration Standards, NASA-STD-3000, and develop new volumes as required.

                  2.2.4.3  Applied Crew Interface Analysis

         Identify, evaluate, and recommend solutions for manned spaceflight crew interface issues.

         2.2.5 TECHNICAL SUPPORT FOR RESEARCH, ANALYSIS, AND OPERATIONS OF FACILITY & LABORATORY

                  The contractor shall provide qualified technical personnel and materials to conduct research, analysis, and operations as described in the following paragraphs.

                  2.2.5.1  Graphics Analysis Facility

         a. Perform and document research and development in computer science, graphics, and human modeling.

         b. Construct high fidelity computer models of spacecraft using engineering drawings and information from knowledgeable sources to serve as a basis for analyzing such issues as clearance, fields of view, lighting, fit, function, and reach, while using human motion models in three dimensional space.

                  2.2.5.2  Human-Computer Interaction Laboratory

         a. Develop, maintain, and update requirements and guidelines for manned spacecraft human computer interfaces.

         b. Initiate, conduct, and prepare for publication relevant research in human computer interfaces, cognitive models as applied to human computer interfaces, and knowledge acquisition and interface tools for intelligent systems.

         c. Design, program, test and document interfaces for computer programs as applied to crew interfaces with manned spacecraft.

                  2.2.5.3  Anthropometry and Biomechanics; Laboratory

         a. Collect, analyse and document anthropometric, biomechanical, and selected physiological data on human subjects.

         b. Conduct and document anthropometric and biomechanical experiments and tests in the laboratory, aboard the KC-135 reduced gravity aircraft, in


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the Weightless Environment Training Facility, on the Precision Air Bearing
Floor, and within such other facilities which simulate spaceflight or planetary surface conditions.

               c. Develop and test new equipment for use in the measurement of anthropometric and biomechanic parameters.

               d. Operate the Laser-Based Anthropometric Mapping System as a supplementary adjunct to the laboratory.

               e. Develop, support, and document inflight investigations into spaceflight anthropometry and biomechanical performance.

         2.2.5.4  Remote Operator Interaction Laboratory

         Conduct and document R&D in human requirements for remotely operated systems, teleoperation and telescience, and robotic interfaces including lighting requirements, hand controller configurations, sensory feedback requirements, displays and controls, and advanced techniques in visual enhancement of video displays.

         2.2.5.5  Lighting Laboratory

               a. Perform and document tests on the visual environment in space and on planetary surface through the use of models, light sources, and photometric instrumentation.

               b. Measure luminance, illuminance, reflectivity, transmissivity of Windows, and the color characteristics of light, and provide the results for incorporation into systems design specifications and to enhance the performance of spaceflight tasks.

         2.2.5.6  Task Analysis Laboratory

               a. Conduct and document research and analysis of crew tasks performance during manned spaceflight and planetary surface stays, specifically examining workload and timelining of tasks.

               b. Develop nonintrusive data collection techniques and tools to identify environmental stressors and their effect on task performance.

    2.3      MOCKUP AND TRAINER SUPPORT

         The contractor shall provide qualified manpower and materials to support the JSC mockup, trainer and neutral buoyancy complex as detailed in the following paragraphs.


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         2.3.1    DESIGN AND DEVELOPMENT OF MOCKUPS AND TRAINERS

         2.3.1.1  Project Engineering

         The contractor shall provide the necessary technical personnel and materials to provide project engineering for the design development, and modification of mockups, trainers, facilities, and support equipment. The specific types of services required are described below.

               a. Project engineering is required for each of the major mockups, trainers, and facilities. Project engineering includes maintaining in depth knowledge of the NASA flight programs and spacecraft configurations, the ability to synthesize program information into suitable mockup and trainer designs, and the ability to engineer and manage all aspects of mockup and trainer operations.

               b. Mockup, trainer, and neutral buoyancy complex scheduling and support for configuration control are required.

               c. Maintain files of drawings and appropriate programmatic information that support the mockup, trainer, and neutral buoyancy complex.

               d. The contractor shall be responsible for providing inflatables which shall simulate payloads for use in the Manipulator Development Facility, the Mobile Remote Manipulator Development Facility, and other applicable facilities. This task may require providing the engineering capability to define requirements to subcontractors and vendors.

               e. Shop engineering liaison is required to support project engineering, design/drafting, the mockup shop, subcontractors, and/or the JSC Technical Services Division. Direct engineering support to the mockup shop shall be required to facilitate the fabrication of articles for which there are no existing design or engineering drawings.

         2.3.1.2  Design/Drafting Support

         The contractor shall provide the necessary technical personnel to produce the engineering documentation required by the mockup, trainer, and neutral buoyancy complex. Technical support shall be provided in the areas of structural, mechanical, electrical, electronic, computer (hardware and software), fluid, and communications systems. The specific types of services required are described below.

               a. Engineering analyses and calculations are required to establish the design integrity and safety of the mockups, trainers, and facilities.

               b. Engineering drawings shall be produced to define the original C, designs or modifications to the mockups and trainers with assembly, subassembly and detail drawings as necessary to facilitate shop fabrication and installation. Drawings shall be prepared in accordance with DoD-STD-100C, and JSCM


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8500 when required for release through the JSC Engineering Drawings Control
Center. All drawings shall be checked and approved by the contractor prior to submittal to NASA.

               c. Layouts of vehicles, ground support equipment, and buildings are required for crew station development and mockup, trainer, and neutral buoyancy complex planning purposes.

         2.3.2    FABRICATION AND MODIFICATION OF MOCKUPS AND TRAINERS

         The contractor shall provide qualified manpower and materials to fabricate, install, and maintain mockup hardware for engineering evaluation, flight crew training, and testing in the mockup, trainer, and neutral buoyancy complex. The specific services required are described below.

         a. The contractor shall provide personnel with the necessary skills for working with materials such as wood, sheet metal, bar stock, foamcore, fiberglass, plastic, fabric, and paint; and with the skills for operating woodworking, sewing, metal working/sheetmetal machines and tools, and shall fabricate, maintain, or modify mockup and trainer hardware. This task also includes the responsibility to support repair and modification of inflatables.

         b. The contractor shall maintain the inventory of supplies and mockup components required by each shop, mockup, trainer, and neutral buoyancy area.

         2.3.3 OPERATION AND MAINTENANCE OF FLIGHT CREW SUPPORT MOCKUP AND TRAINER FACILITIES

         The contractor shall provide qualified technical support and materials for the Installation, operation, maintenance, and safety of flight crew support mockup and trainer facilities and supporting subsystems, both current and future. Required services are described in the following paragraphs.

                  2.3.3.1  Mockup and Integration Laboratory (MAIL)

                           2.3.3.1.1 Operations Support

         The Mockup and Integration Laboratory (MAIL) consists of all mockup and trainer facilities located in building 9A and 9B. These facilities currently include the Crew Compartment Trainer (CCT), the Crew Compartment Trainer II (CCT-II), the Full Fuselage Trainer (FIFT), the Air Bearing Floor (ABF), the Precision Air Bearing Floor (PABF), the Space Station Mockup and Trainer Facility (SSMTF), Preflight Adaptation Trainer (PAT), Partial Gravity Simulator
(PGS), payload mockups, part-task trainers, and planetary surface habitat mockups. The specific MAIL operations support services required are described below.


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               a. The contractor shall provide all necessary operational support to assure facilities and equipment operation during engineering studies, hardware evaluations, procedures evaluations, and crew training. This support includes the necessary checkout, testing, and cleaning of equipment;
notification of equipment availability; and supporting preparations for MAIL operations.

               b. The contractor shall maintain cognizance of stowage lists and procedures and shall utilize them to configure and/or stow mockups and trainers for various training and/or engineering sessions. Personnel must be capable of reading and interpreting installation and stowage engineering drawings, stowage lists, or other data such as initial configuration documents, and must be familiar with the operation of the spacecraft stowage containers, provisions, and the stowed loose equipment.

               c. The contractor shall maintain and operate a loose equipment storage area and shall provide the necessary support for the accounting and distribution of mockup and trainer loose equipment.

               d. The contractor shall develop for NASA approval a set of Standard Operating Procedures for each element making up the MAIL and shall ensure compliance with these procedures during all MAIL operations.

               e. The contractor shall maintain training records of all persons who operate these facilities.

         2.3.3.1.2 Real Time Support

               a. The contractor shall provide real time support during all operations of the MAIL, including those involving experiment and customer furnished training hardware. Contractor support shall include monitoring communication systems, data processing systems, air bearing floor pneumatic systems, and suit pressurization consoles to provide immediate corrective action in the event of equipment failure or other operational changes.

               b. The contractor shall monitor each trainer or mockup exercise and shall be able to assist the crew, engineers, or instructors with any facility related task. All pressure suited exercises will require support with personnel trained in cardiopulmonary recussitation (CPR).

               c. The contractor shall maintain a log for each element of the MAIL, and any significant equipment or configuration problem or, deficiency shall be documented for corrective action. A responsive and efficient problem/improvement reporting and implementation system shall be maintained.


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         2.3.3.1.3 Communication and Human-Computer Interaction
                   Systems Support C

         The contractor shall be responsible for the engineering, design, fabrication, modification, maintenance, and operation of the communication and human computer interaction systems in the mockups and trainers. These systems include both mockup-peculiar and trainer-peculiar hardware and flight type units which are used collectively to simulate spacecraft displays and controls or workstations.

               a. The contractor shall provide exterior communication and human computer interaction systems plug-in units throughout the trainer areas, as required to support operations; and shall provide connections with other systems as required such as mission simulators, control centers, and the JSC TV system.

               b. The contractor shall maintain systems documentation and spares for the communication and human computer interaction systems.

         2.3.3.1.4 Other Related MAIL Support

               a. The contractor shall be the responsible for the installation and check out of externally supplied modification kits, using supplied engineering drawings.

               b. The contractor shall provide control documentation to support equipment modifications. This includes recording all modification requests, activities, status, and directives.

               c. The contractor shall be required to operate lifting hardware and ancillary support equipment.

               d. The contractor shall provide support for mockup and trainer electrical power systems. This includes engineering, design, installation, operation, modification, maintenance, repair, and documentation of electrical systems.

               e. The contractor shall be responsible f or the engineering, maintenance, operation, and updating of the ABF and PABF, air pads, air sleds, and associated systems.

               f. The contractor shall be responsible for providing and maintaining MAIL facility baseline documentation in compliance with JSCMD 8830.1C.

               g. The contractor shall maintain the facility in a clean, neat and orderly condition.


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                                                                      U.S. Gov't

         2.3.3.2  Neutral Buoyancy Simulation

         The contractor shall provide qualified operations, maintenance, and engineering support for the safe operations of the WETF and/or the Neutral Buoyance Laboratory (NBL) when it is completed (currently planned for 1996). The specific support requirements are described below.

             2.3.3.2.1 Operations Support

                       The contractor shall provide the necessary test personnel to assure that crew training, procedure, development, and engineering evaluations are accomplished in an efficient, effective, and safe manner. Pre-test support shall include the checkout and verification of all facility hardware and required mockups. Any missing and/or defective equipment shall be reported in a timely manner. The contractor shall be proficient in setting up all configurations of neutral buoyancy trainers and mockups for each exercise in the WETF (NBL). Rigging procedures for each test or training mockup shall be developed by the contractor and approved by NASA. The contractor shall maintain all of the required scuba equipment. All contractor personnel shall be trained in accordance with the WETF (NBL) Training Plan, JSC 16961. All contractor operations shall comply with the WETF (NBL) General Operating Plan (GOP), JSC 16908, WETF (NBL) Standard Operating Procedures (SOP), JSC 16941, and NASA Safety Standard for Underwater Facilities, NSS/WS1740.10.

             2.3.3.2.2 Activities Support

                       The contractor shall support all suited and scuba exercises in the WETF (NBL) pool, bailout training and water egress exercises, and topside one-g extravehicular activities (EVA) exercises. During suited operations, the contractor shall staff all of the duty stations as specified in the WETF (NBL) Training Plan. The contractor shall assist all WETF (NBL) operations as required. The contractor shall attend the pre-dive briefings and the post-dive debriefing for every suited run in the WETF (NBL). The contractor shall provide suited subjects, test directors, scuba instructors, and swim instructors when required. All equipment that malfunctions or fails during a test shall be reported to the test director. A log book shall be kept on each exercise. Any significant equipment or configuration problem shall be documented for corrective action.

             2.3.3.2.3 Environmental Control System (ECS) Support

                       The contractor shall be responsible for the engineering, fabrication, assembly, maintenance, operating, and updating of the WETF (NBL) ECS. The contractor shall provide adequate qualified ECS operators to assure operational readiness and support under contingency situations. The contractor shall provide all ECS maintenance and pressure checks. Spare parts and inventory control for the ECS shall also be provided.


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                                                                      U.S. Gov't

             2.3.3.2.4 Communication System Support

                       The contractor shall be responsible for the engineering, fabrication, assembly, maintenance, operation, and updating of the WETF (NBL) communication system. The contractor shall provide adequate qualified electronic technicians capable of operating and maintaining the communication system to assure operational readiness and support under contingency situations. Spare parts and inventory control for the communication system shall be provided.

             2.3.3.2.5 WETF (NBL) Remote Manipulator System (RMS) Support

                       The contractor shall be responsible for the engineering, fabrication, assembly, maintenance, operation, and updating of the WETF (NBL) RMS. The contractor shall provide hydraulic and pneumatic technical expertise capable of operating and maintaining the WETF (NBL) RMS. Spare parts and inventory control for the WETF (NBL) RMS shall be provided.

             2.3.3.2.6 Mockups and EVA Tools Support

                       The contractor shall be responsible for the upkeep of all WETF (NBL) mockups and WETF (NBL) EVA tools. Limited modifications and maintenance shall be accomplished by the contractor at the WETF (NBL). The contractor shall maintain the hand tools and light shop equipment at the WETF
(NBL).

             2.3.3.2.7 Diver Tracking System (DTS) Support

                       The contractor shall be responsible for the engineering installation, checkout, operation, maintenance, and updating of the WETF (NBL) DTS. The DTS includes individual underwater transmitting and receiving units, the underwater receiving and transmitting units for the Dive Supervisor Station, and the computer controlled display at the Dive Supervisor Station. Spare parts and inventory control for the DTS shall be provided.

             2.3.3.2.8 Other WETF (NBL) Support

                       a. The contractor shall keep the WETF (NBL) facility (pool, building interior, locker rooms, and associated areas) clean, neat, and orderly. The contractor shall comply with standard personal hygiene practices in order to minimize ear infections and other related medical diving problems.

                       b. The contractor shall be responsible for providing and maintaining WETF (NBL) facility baseline documentation in compliance with JSCMD 8830.1C.


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                                                                      U.S. Gov't

         2.4      OTHER RELATED SUPPORT

                  The contractor shall provide the qualified manpower and materials to perform the support detailed in the following paragraphs.

         2.4.1    FIP RESOURCES SUPPORT

                  The contractor shall provide the necessary technical manpower and materials to support the FIP requirements of selected tasks of the Space and Life Sciences Directorate (SLSD) and the Flight Crew Support Division. The Flight Crew Support Computer Facility currently includes Digital Equipment Corporation VAX and PDP computational systems and peripherals utilizing VAX/VMS, Unix, DOS, RSX-11M, and Macintosh as operating systems. The primary functions of the Computer Facility include data processing and analysis, customized FIP hardware interface design and development, customized software design and development, office automation support, and the projection of future FIP requirements. The activities the facility supports are engineering development and analyses tasks, mission and subsystem performance analysis, man-machine interface evaluation, proposed mission evaluation studies, experiments data processing, database system design and support, advanced studies, data reduction, and management application design and development. Functions to be performed by the contractor in support of FIP resources are described below.

         2.4.1.1  Computer Facility Support

                  a. The contractor shall provide systems and operations support for the computer systems and peripheral hardware. This includes maintaining tape and hardware/software documentation libraries, developing documentation for computer systems and laboratory operating procedures, screening and installing operating system and application software, providing laboratory management, systems management and operator support, performing laboratory engineering evaluation studies, performing computer systems and software performance evaluation studies, providing computer systems networking support receiving and shipping user data products, and maintaining an equipment tracking system.

                  b. The contractor shall develop, procure, install, maintain and document software applications as required for remote sensor data processing and evaluation, crew station development, astronaut anthropometric measurements evaluations, displays and controls optimizations, simulation data reduction and analysis, office automation support applications, and computer graphics. This includes development and maintenance of a database management system to support all data processing and dissemination requirements. Appropriate computer security measures shall be implemented.

                  c. The contractor shall provide hardware support for troubleshooting, inspection, and repair of selected computer systems, peripheral hardware, and user workstations. These include terminals, CAD workstations, graphics terminals and workstations, and personal computers; cable fabrication and routing for


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                                                                      U.S. Gov't

remote terminals and other peripherals; network design, development, maintenance and management support; and design, development, installation, and maintenance of special purpose computer interfaces. A variety of network protocols are utilized including DECNET, ETHERNET, TCP/IP, NOVELL and Appletalk.

         2.4.1.2  FIP Systems Support

                  a. The contractor shall design, implement, and ensure the continued operation of SLSD nodes, and their interfaces with other networks. The contractor shall expand and modify these systems as required. The contractor shall design and develop programs to automate and improve research and management information systems and provide user assistance during checkout and utilization.

                  b. The contractor shall support the unique computing applications of the SLSD with assistance in configuration planning, capability reporting, schedule development, user help, training, hardware and software procurement, network design, documentation, data base development, laboratory modifications, and computer language capabilities.

                  c. The contractor shall ensure security in the acquisition and operation of FIP systems. These security requirements shall cover the total system, including all aspects of hardware, software, facilities, personnel, data, and operations. The contractor shall develop a security plan for approval, by NASA which shall provide adequate safeguards for the total system. In providing FIP systems security support, the contractor shall comply with security provisions set forth in the JSC Automated Information Systems Security Plan, JSC 23668.

                  d. The contractor shall conduct an analysis of existing Flight Crew Support Division FIP resources and prepare a migration plan to open systems technology. The contractor will be responsible for making recommendations concerning upgrading and modifying M-SD facilities and laboratories to meet current or anticipated future requirements. The plan will be directed towards acquiring competitive products and reducing the dependence on a single vendor, brand of hardware, or proprietary or restrictive environments. The contractor shall conduct research prior to acquisition in which the dependence on specialized or proprietary FIP hardware or software will be minimized. The contractor will continually evaluate the market to identify new products and technologies that will meet the functional requirements of this contract as well as proceed in the direction of open systems technology and full and open competition.

         2.4.2    TECHNICAL INTERCHANGE SUPPORT

         The contractor shall provide a capability to plan and conduct meetings, workshops, and symposia; arrange for visiting scientists and engineers as participants and lecturers; and perform other tasks which promote technical interchange. These interchanges shall include other NASA Centers, foreign and domestic government agencies, universities, professional societies, and industry on topics of specialized research, development and applications related to the major functions defined in this


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                                                                      U.S. Gov't

statement of work. This support shall include the planning and organization of meetings and presentations, logistical support (including travel and subsistence for participants), conducting of meetings, and reporting of results.

         2.4.3    GRAPHICS, ILLUSTRATIONS, AND TECHNICAL PUBLICATIONS SUPPORT

         The contractor shall provide graphics, illustrations, and technical publications support for producing original artwork and reproductions in black and white and/or color, and for supporting the documentation and technical interchange requirements of this SOW. Renderings shall typically be required of components, subsystems, test articles, test setups, internal and external views of mockups, trainers, facilities and their support equipment, and of concepts and integrated configurations of crew stations and habitats. Tabular and graphical presentations of scientific and engineering data shall be required for documentation and reporting of research, test and evaluation activities. Technical editing, arrangement and reproduction of reports, technical papers, presentations and other technical material shall also be required.

3.0      GENERAL SUPPORT REQUIREMENTS

         This section of the SOW describes general functions which are considered common to the overall technical support effort contained in section
2.0. The contractor shall implement the use of the metric system of measurement in activities performed in support this SOW in compliance with NMI 8010.2A, as specified in JSC-25290, JSC Metrication Plan and Man-Systems Division Metrication Implementation Plan, JSC 25862.

    3.1      MAINTENANCE AND OPERATIONS SUPPORT

             The contractor shall be responsible for maintenance and operation support to all laboratories, facilities and related hardware/software systems and equipment. This includes all presently available systems and any new instruments, equipment, and systems that may be added during the course of this contract. The contractor shall ensure the operational availability of all equipment through continued development and execution of maintenance plans and procedures, by providing properly trained personnel and by ensuring that adequate maintenance tools are available. Contractor maintenance personnel shall be proficient in the equipment and systems under their individual areas of responsibility and shall be sufficiently familiar with interfacing systems so as to trouble-shoot interface anomalies. Where it is not beneficial to the government for the contractor to maintain local expertise on specific equipment the contractor shall provide for preventive maintenance agreements and/or call-in of specialists in a manner consistent with equipment availability requirements. The contractor shall provide preventive maintenance which includes periodic testing, adjusting, cleaning, lubricating, and replacing of parts for all equipments to insure proper and continued operation. Remedial maintenance shall be performed to restore failed equipment to its proper operating condition. Remedial maintenance, as used herein, includes the requirement to perform, upon request from the government, capital type rehabilitation on, or to replace,


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                                                                      U.S. Gov't

equipment or systems which cannot be physically repaired or for which continued routine maintenance is not economically feasible.

3.2      LOGISTICS SUPPORT

         The contractor shall provide a logistics support function for the contract, to include all acquisition, implementation, inventory control, receipt and inspection, storage, redistribution, and disposal functions necessary to meet the requirements of implementing this SOW. More specifically, the contractor shall be responsible for providing all equipment and materials necessary for performing the required support functions. This includes such items as components, piece parts, subassemblies, and assemblies of hardware (flight and non-flight), mockups, trainers, test articles, test equipment, instrumentation, supplies, and materials. Included in this function is the requirement to provide storage for relatively large articles and quantities of materials.

3.3      SYSTEMS ENGINEERING AND INTEGRATION SUPPORT

         The contractor shall provide a capability to perform multidiscipline projects transcending the requirements of a single discipline or the responsibility of any single functional area as described in this SOW. This shall include providing project management and multidiscipline technical support for projects requiring definition, design, research, development, fabrication, and testing of complex facilities, systems, flight, and flight-like hardware.

3.4      TRAINING

         The contractor shall establish and maintain a training plan designed to provide and maintain a highly versatile work force. In addition to training in their own fields of specialization, it is highly desirable to provide personnel with cross-training in related fields to broaden the scope of their qualifications, including capabilities to perform work in other areas, as required to provide flexibility to meet peak workloads and provide contingency backup capability. Training records shall be established and maintained for all personnel including training manuals and documentation of certification and periodic recertification of personnel. Typical types of training to be included are (a) selected outside training arranged by the contractor, (b) contractor provided classroom and/or on-the-job training, and (c) specialized training as necessary. Emphasis shall be placed on implementing a Total Quality Program within the contract and shall include the team building aspects of developing a cohesive contractor/NASA team.

3.5      CONFIGURATION CONTROL

         The contractor shall maintain detailed, accurate, and complete documentation describing the current configuration and changes to the configuration of equipment, hardware and software systems covered under this contract. Drawings, schematics, reference manuals, and other appropriate documentation shall be prepared and maintained for such items as electrical and mechanical test and data systems, laboratory control systems, and instrumentation layouts for each major laboratory test


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                                                                      U.S. Gov't

activity. Building fixed equipment (such as utilities) will normally be excluded from this requirement.

3.6      SAFETY, RELIABILITY AND QUALITY ASSURANCE (SR&QA)

         SR&QA requirements to be implemented by the contractor for the work defined in this SOW are as follows:

         3.6.1    Surveys

         A formal Safety, Reliability, and Quality Assurance (SR&QA) survey may be conducted by JSC at any time during the contract. A written notice of the intended survey shall be made 30 days prior to the survey. The contractor shall support these surveys with necessary documentation and personnel not to exceed one week per survey and not to exceed one survey per calendar year for the contract duration.

         NASA may conduct an incremental survey at any time to support the resolution of a specific problem. One week (five working days) prior to the incremental survey, verification of this survey shall be given to the contractor either by telecon or letter from the Contracting Officer. An incremental survey is intended to cover only a specific area such as a process control problem or any other unsatisfactory detail that would be of such magnitude that the resulting hardware would be unacceptable to NASA.

         For surveys that result in recommended actions, the contractor is required to respond within 30 days after receipt of the survey report and to submit a status report every 30 days thereafter until all actions are closed.

         3.6.2    SAFETY AND HEALTH

         The contractor shall perform tasks to ensure the protection of personnel, property, equipment, and the environment in contractor products and activities generated in support of institutional and space flight program objectives. To ensure compliance with pertinent NASA policies and requirements and Federal, State, and local regulations for safety, health, environmental protection, and fire protection, the contractor shall develop and implement a safety and health program in accordance with a safety and health plan as approved by NASA. The contractor shall implement system safety engineering tasks for flight and institutional program activities and products in accordance with the schedule and applicable flight and institutional requirements as documented in the contractor's system safety program plans (SSPP) which have been approved by NASA. The contractor shall develop and implement risk management techniques (including risk assessment) to be applied to hazards derived from analyses of activities and products for the purpose of eliminating or controlling hazards as specified in NASA policies and requirements for hazard reduction.

         3.6.3    RELIABILITY

         The contractor shall maintain a reliability activity consistent with the requirements for JSC-sponsored flight hardware or JSC-modified flight hardware as


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                                                                      U.S. Gov't

described in the various functional areas of the SOW. Reliability functions shall be an integral part of the design and development process and shall include the evaluation of hardware reliability through analysis, review, and assessment. Reliability requirements for Flight Crew Support Division Flight Hardware have been derived from NHB 5300.4 (ID-2) and JSC 31000. These requirements are documented in JSC 25472A, JSC Reliability and Maintainability Plan for Flight Crew Support Division for Government-Furnished Equipment (GFE) for Space Hardware Projects. For training hardware, these requirements are limited to that hardware which interfaces with flight hardware and to failures on flight-like hardware that could exist in the flight hardware. The contractor shall be responsible for preparing a reliability plan and assuring its proper execution.

         3.6.4    QUALITY ASSURANCE

         The contractor shall establish, implement, and maintain a quality assurance program in accordance with NHB 5300.4 (1B) "Quality Program Provisions for Aeronautical and Space System Contractors." This publication establishes common, general requirements for contractor quality programs to ensure the required high quality of NASA aeronautical and space systems.

         The contractor shall maintain an effective and timely quality program planned and developed in conjunction with all other contract functions necessary to satisfy all requirements. Overlapping or interfacing requirements, such as, reliability, safety, and test, or applicable quality policies/procedures as referenced below shall not result in duplication of contractors efforts. The contractor shall submit a quality plan in accordance with DRD QA-004.

         Quality Assurance documents for the Space Shuttle Program [NHB 5300.4 (1D-2)] and the Space Station Program (JSC 31000, Vol 4) are commensurate to NHB 5300.4 (1B). In addition, work performed within JSC facilities shall be in accordance with the JSC Quality Assurance Manual, 53120, and the applicable JSC project quality requirements, as tailored by NSTS 21096, JSC 16427, JSC 17038E, JSC 31040 and JSC 20658B.

         The contractor shall provide a system for the reporting of all problems (failures and unsatisfactory condition reports) and the establishment of corrective action for all problems concerning flight and certification hardware, GSE for which the contractor is cognizant, and spare hardware. The contractor shall be responsible for ensuring that his supplier implemented problem reporting and corrective action systems will meet the requirements of this section. Formal failure reporting shall commence at the start of the acceptance testing of the production hardware (including certification hardware). The contractor shall maintain a status on all open problems. The methods employed by the contractor in maintaining the status of problems shall be compatible with those of NASA in responding to requests for information. Reporting of problems shall be as directed in DRD QA-002.

         The contractor shall comply with the JSC metrology requirements. Onsite equipment calibration, repair services, and a computerized instrument recall program will


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                                                                      U.S. Gov't

be provided by the JSC Measurements Standards and Calibration Laboratory (MSCL). Detailed procedures are in JSCM 8070B, JSC Metrology Requirements Manual, NMI 5330.9 Metrology Calibration and JSCI 8070.1E Metrology and Calibration Services.

3.7      DATA REQUIREMENTS

         The contractor shall prepare, maintain, and/or submit data throughout the life of this contract in accordance with the Data Requirements List (DRL) and the Data Requirements Descriptions (DRD's) in Appendix C-I. Data submitted shall be in legible form and in the quantity of copies specified in the DRL. The DRD's define the content, format, and maintenance requirements for the data items. Each DRD defines the minimum requirements that will be accepted for the documentation. Where applicable, the contractor's own internal documents shall be utilized to meet and/or supplement the requirement specified herein.


                                      C-24